Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-137254, 333-122579, 333-106110 and 333-47834) pertaining to the Synplicity, Inc. Deferred Compensation Plan, 2000 Stock Option Plan, 2000 Director Option Plan, 2000 Employee Stock Purchase Plan and certain December 1999 Non Plan Option Agreements of Synplicity, Inc. of our report dated May 31, 2007, with respect to the consolidated financial statements of Hardi AB as of August 31, 2006 and for the year then ended, included in Exhibit 99.1 to this Current Report on Form 8-K/A of Synplicity, Inc.

/s/ Ernst & Young AB

August 23, 2007

Malmo, Sweden